Exhibit 10.1
THE TIMBERLAND COMPANY
2008 EXECUTIVE LONG TERM INCENTIVE PROGRAM
(effective 1/1/08)

THE TIMBERLAND COMPANY
2008 EXECUTIVE LONG TERM INCENTIVE PROGRAM
     This instrument sets forth the terms of The Timberland Company 2008 Executive Long Term Incentive Program. The Program is established under The Timberland Company 2007 Incentive Plan, and amounts paid under the Program are generally intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.
     1. Purpose. The purpose of the Program is (a) to attract, retain and motivate key employees of outstanding ability; and (b) to provide competitive incentive pay and capital accumulation opportunities to certain key employees in exchange for their attainment of specified Performance Goals.
     2. Definitions. The following terms shall have the following meanings unless the context indicates otherwise.
     (a) “Affiliate” shall mean any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.
     (b) “Award” shall mean an opportunity to earn incentive pay, in the form of Stock Options or Restricted Stock, based on performance, as described in Section 5.
     (c) “Award Period” shall mean the one year period commencing January 1, 2008, and shall be the measurement period during which Goal attainment shall be determined.
     (d) “Board” shall mean the Board of Directors of The Timberland Company.
     (e) “Code” shall mean the Internal Revenue Code of 1986, as from time to time amended.
     (f) “Committee” shall mean the Management Development and Compensation Committee of the Board.
     (g) “Company” shall mean The Timberland Company.
     (h) “Net Income” shall mean net income as shown on the Consolidated Statement of Income in the Company’s Annual Report, adjusted to exclude the following items: losses from discontinued operations, the cumulative effect of changes in Generally Accepted Accounting Principles, any one-time charge or dilution resulting from any acquisition or divestiture, the effect of changes in federal tax rates, extraordinary items of loss or expense, and any other unusual or nonrecurring items of loss or expense including restructuring charges. Any such adjustment shall be made only to the extent the item is separately identified on the Consolidated Statement of Income in the Company’s Annual Report; the Notes to the Consolidated Financial Statements; or in the Management Discussion & Analysis section of the Company’s Annual Report and is objectively quantifiable in the Company’s accounting records as reviewed by the Company’s independent auditors. The Management Development and Compensation Committee of the Board may exercise discretion to include all or part of an item of loss or expense.
     (i) “Participant” shall mean an employee of the Company or an Affiliate in salary grade eleven (11) or above who is designated by the Committee to receive an Award.
     (j) “Performance Goal” or “Goal” shall mean the threshold, budget, target or maximum financial objective that must be met to earn a specified level of incentive pay.
     (k) “Performance Measure” shall mean net income.
     (l) “Plan” shall mean The Timberland Company 2007 Incentive Plan.
     (m) “Program” shall mean The Timberland Company 2008 Executive Long Term Incentive Program.
     (n) “Restricted Stock” shall mean Stock subject to the restrictions described in Section 10.
     (o) “Section 162(m) Participant” shall mean the chief executive officer (CEO) or one of the four highest paid officers of the Company (other than the CEO) on the last day of the taxable year, for purposes of the executive compensation disclosure rules under the Securities Exchange Act of 1934.
     (p) “Stock” shall mean Class A Common Stock of the Company, par value $.01 per share.
     (q) “Stock Option” shall mean an option entitling the holder to acquire shares of Stock upon payment of the exercise price and subject to the restrictions described in Section 10.
     3. Administration. The Program shall be administered by the Committee, in accordance with the terms of the Plan. The Committee shall have sole and complete discretion with respect to the exercise of all permissive powers and authority granted to the administrator under the Plan; provided, however, the Committee may not exercise its discretion to increase the amount of incentive pay that would be otherwise due a Section 162(m) Participant upon attainment of a Performance Goal. All actions, determinations, and decisions of the Committee shall be final, conclusive, and binding on all parties.
     4. Participation. The Committee shall designate in writing the employees who shall participate during the Award Period as soon as practicable and not later than 90 days after the start of the Award Period. The Participants (Schedule A attached) were designated by the Committee at its meeting on March 4, 2008.
     5. Awards. An Award shall be established in writing by the Committee for each Participant as soon as practicable and not later than 90 days after the beginning of the Award Period. Each Award will be expressed in dollars as a target value at the time of grant, and then converted to a number of Stock Options and shares of Restricted Stock as described in Section 8 having an equivalent value; may vary according to a Participant’s salary grade or position; and will be based on the attainment of specific Performance Goals described in Section 6. Each Award shall have four levels: threshold, budget, target, and maximum, corresponding to the four different levels of Goal attainment. Plan Awards for a Section 162(m) Participant shall not be changed or modified during an Award Period to increase the amount of incentive pay that would otherwise become payable. The Award levels for each Participant were established by the Committee at its meeting on March 4, 2008. (Schedule B attached shows the target Award level for the Award Period.)
     6. Performance Measure and Goals. The Committee shall establish in writing Performance Measures and Goals as soon as practicable and not later than 90 days after the beginning of each Award Period. Performance Goals shall be established at four levels (threshold, budget, target, and maximum). Performance Goals for a Section 162(m) Participant shall not be changed or modified during an Award Period to increase the amount of incentive pay that would otherwise become payable. The Performance Measures and Goals (Schedule C) were established by the Committee at its meeting on March 4, 2008.
     7. Award Payout Calculation.
     (a) Award payouts shall be based on the degree to which Performance Goals are attained, with twenty-five percent (25%) of the target Award payable upon attainment of the threshold Goal, fifty percent (50%) upon attainment of the budget Goal, one hundred percent (100%) upon attainment of the target Goal, and one-hundred fifty percent (150%) upon attainment of the maximum Goal. No Award payouts shall be made unless the threshold Goal is attained, and payouts shall be increased proportionately on a straight-line basis to the extent the threshold, budget or target Goals are surpassed. In no event, however, shall an Award payout exceed one-hundred fifty percent (150%) of the target Award.
     (b) The Company’s independent public accountants shall audit the Company’s Award calculations following the close of the Award Period.

     8. Award Payment.
     Sixty percent (60%) of each Award payout shall be made in the form of Stock Options, and forty percent (40%) shall be made in the form of Restricted Stock. Each Award payout shall be made as soon as practicable and not later than March 31, 2009, following the close of the Award Period, subject to the independent audit.
          9. Approval of Payment.
          The Committee shall approve or disapprove Award payouts for all Participants following completion of the independent audit. The Committee may reduce a Participant’s Award payout (or the payouts or payments to all or some Participants) if such modification would better serve the purpose of the Plan.
     10. Vesting.
     Stock Options shall vest over three years: one third on the first anniversary, another third on the second anniversary, and the last third on the third anniversary of the grant date. Shares of Restricted Stock granted following the Award Period shall vest over two years: one half on the first anniversary, and the other half on the second anniversary of the grant date.
          11. Agreements.
          Each grant of Stock Options and Restricted Stock shall be evidenced by an agreement, specifying restrictions on the transfer and vesting of such shares and including such other terms, conditions and restrictions as the Committee shall determine.
     12. Employment.
     To be eligible to receive an Award payout, a Participant must be employed by the Company or an Affiliate on the payment date. Receiving an Award or Award payout shall not give any Participant the right to be retained in the employment of the Company or an Affiliate, or affect the right of the Company or an Affiliate to discharge or discipline a Participant.

     IN WITNESS WHEREOF, The Timberland Company has caused this document to be executed by its duly authorized officer on this 5th day of March, 2008.

THE TIMBERLAND COMPANY
By:	/s/ JOHN P. PAZZANI
Its Corporate Culture Officer

THE TIMBERLAND COMPANY
2008 EXECUTIVE LONG TERM INCENTIVE PROGRAM
Schedule A — Participants
J. Swartz: President and Chief Executive Officer
C. Welsh: Senior Vice President, Administration
M. Harrison: Co-President, Timberland Brand
G. McCarthy: Co-President, Timberland Brand
J. Crimmins: Chief Financial Officer

THE TIMBERLAND COMPANY
2008 EXECUTIVE LONG TERM INCENTIVE PROGRAM
Schedule B — Awards
Award Based on Corporate Results — TBL Actual Net Income vs. Budgeted Net Income

	Threshold		Target	Maximum
Participant	80% of Budget	Budget	125% of Budget	150% of Budget
J. Swartz	$625,000	$1,250,000	$2,500,000	$3,750,000
C. Welsh	$187,500	$375,000	$750,000	$1,125,000
M. Harrison	$187,500	$375,000	$750,000	$1,125,000
G. McCarthy	$187,500	$375,000	$750,000	$1,125,000
J. Crimmins	$62,500	$125,000	$250,000	$375,000

THE TIMBERLAND COMPANY
2008 EXECUTIVE LONG TERM INCENTIVE PROGRAM
Schedule C — Performance Measures and Goals

Performance
Award Period	Measure	Threshold	Budget	Target	Maximum
1/1/08 - 12/31/08	Net Income	80% of Budget	Budget*	125% of Budget	150% of Budget

*	The dollar amounts representing Budget, 80% of Budget, 125% of Budget and 150% of Budget are set forth in section 2, page 15, of the “Executive Compensation” materials provided to the Committee for its March 4, 2008 meeting.

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